AGREEMENT AND PLAN OF MERGER

AMONG

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.,

HARTMAN XX LIMITED PARTNERSHIP,

HARTMAN INCOME REIT, INC.,

AND

HARTMAN INCOME REIT OPERATING PARTNERSHIP, L.P.

DATED AS OF JULY 21, 2017

AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this “Agreement”), dated as of July 21, 2017, is by and between Hartman Short Term Income Properties XX, Inc., a Maryland corporation (“HARTMAN XX”), Hartman Income REIT Inc., a Maryland corporation (“HI-REIT”), HARTMAN XX Limited Partnership, a Texas limited partnership (“HARTMAN XX OP”), and Hartman Income REIT Operating Partnership, L.P., a Delaware limited partnership (“HI-REIT OP”). HARTMAN XX, HI-REIT, HARTMAN XX OP and HI-REIT OP are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

BACKGROUND

     WHEREAS, the Parties desire to effect a business combination in which (i) (a) HI-REIT will be merged with and into HARTMAN XX (the “REIT Merger”), with HARTMAN XX being the surviving company of the REIT Merger, (b) each share of HI-REIT Common Stock (as defined herein) issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) that is not retired pursuant to this Agreement will be cancelled and converted into the right to receive the REIT Merger Consideration (as defined herein), and (c) each share of HI-REIT Subordinated Stock (as defined herein) issued and outstanding immediately prior to the REIT Merger Effective Time that is not retired pursuant to this Agreement will be cancelled and converted into the right to receive the REIT Merger Consideration, and (ii) HI-REIT OP will be merged with HARTMAN XX OP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with HARTMAN XX OP being the surviving entity, and each HI-REIT OP Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) that is not retired pursuant to this Agreement will be converted into the right to receive the Partnership Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBOC (as defined herein);

WHEREAS, on the recommendation of the special committee (the “HARTMAN XX Special Committee”) of the Board of Directors of HARTMAN XX (the “HARTMAN XX Board”), the HARTMAN XX Board has (i) determined that this Agreement the Mergers and the other transactions contemplated by this Agreement and the Proxy Statement and Form S-4 (each as defined herein) are advisable and in the best interests of HARTMAN XX and its Stockholders, (ii) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and the Proxy Statement and Form S-4, (iii) directed that the Mergers and the other transactions contemplated the Proxy Statement and Form S-4 be submitted for consideration at the HARTMAN XX Special Shareholders Meeting (as defined herein), and (iv) recommended the approval of the Mergers and the other transactions contemplated by the Proxy Statement and Form S-4 by the HARTMAN XX Stockholders;

WHEREAS, on the recommendation of the special committee (the “HI-REIT Special Committee”) of the Board of Directors of HI-REIT (the “HI-REIT Board”), the HI-REIT Board has (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of HI-REIT and its Stockholders, (ii) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the Mergers be submitted for consideration at the HI-REIT Special Shareholders Meeting (as defined herein), and (iv) recommended the approval of the Mergers by the HI-REIT Stockholders;

  WHEREAS, HARTMAN XX, as the sole owner of the sole general partner of HARTMAN XX OP, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and HARTMAN XX has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of HARTMAN XX OP Units (as defined herein);

  WHEREAS, HI-REIT, as the sole owner of the sole general partner of HI-REIT OP, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this

Agreement are advisable, and HI-REIT has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of HI-REIT OP Units;

     WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code (as defined herein), and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger shall be treated for U.S. federal income tax purposes as a contribution described in Section 721 of the Code of all of the assets of HI-REIT OP to HARTMAN XX OP in exchange for interests in HARTMAN XX OP; and

     WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I—DEFINITIONS

Section 1.1

Definitions.

“Acquisition Proposal” has the meaning set forth in Section 7.2(d)(i).

“Adverse Recommendation Change” has the meaning set forth in Section 7.2(a).

“Adverse Recommendation Change Notice” has the meaning set forth in Section 7.2(b)(ii).

“Affiliate” means, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” or “Law” means any and all laws, statutes, ordinances, regulations, rules, notice requirements and orders promulgated by any Governmental Entity.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity based compensation, profits interest, unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Certificate” has the meaning set forth in Section 2.7(a)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Constituent Documents” means, with respect to any Person, such Person’s (i) articles of incorporation, articles of organization, articles of amendment and restatement, certificate of incorporation, certificate of formation, certificate of limited partnership or other formation document, as currently in effect, as applicable, and (ii) bylaws, operating agreement, partnership agreement or other governance documents, each as currently amended to date and in effect, as applicable. For the avoidance of doubt, HI-REIT’s Constituent Documents include the HI-REIT Charter and HARTMAN XX’s Constituent Documents include the HARTMAN XX Charter.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” has the meaning set forth in Section 7.10(b).

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Conversion Ratio” has the meaning set forth in Section 2.7(a)(i)(A).

“DE Certificate of Merger” has the meaning set forth in Section 2.3(b).

“DE SOS” means the Delaware Secretary of State.

“Disclosure Letters” include the HI-REIT Disclosure Letter and the Hartman XX Disclosure Letter.

“Dissenting Shares” has the meaning set forth in Section 5.1.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law (including common law) relating to the prevention of pollution, protection of the environment (including air, surface water, groundwater, land surface or subsurface land and natural resources), remediation of contamination, restoration of environmental quality or occupational health or workplace safety, including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any license, registration or permit required under any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.8(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.8(a).

“Exchange Fund” has the meaning set forth in Section 2.8(b).

“Form S-4” means a registration statement on Form S-4 under the Securities Act, which will include the Proxy Statement, to register under the Securities Act the HARTMAN XX Shares to be issued in the REIT Merger and the HARTMAN XIX Merger.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any government or governmental or regulatory body thereof (whether federal, state, foreign, provincial, county, city, municipal or otherwise).

“HARTMAN XX” has the meaning set forth in the preface.

“HARTMAN XX Board” has the meaning set forth in the recitals.

“HARTMAN XX Board Recommendation” has the meaning set forth in Section 4.3(c).

“HARTMAN XX Charter” means, as of any date, the articles of amendment and restatement of HARTMAN XX, as amended or supplemented and as in effect as of such date.

“HARTMAN XX Common Stock” means the authorized shares of the common stock of HARTMAN XX, $0.01 par value per share.

“HARTMAN XX Disclosure Letter” has the meaning set forth in Article IV.

“HARTMAN XX Incentive Plan” means HARTMAN XX’s Omnibus Stock Incentive Plan.

“HARTMAN XX OP Unit” means units of limited partnership interests in the HARTMAN XX OP.

“HARTMAN XX Parties” means HARTMAN XX and the HARTMAN XX OP.

“HARTMAN XX Partnership Agreement” means the Agreement of Limited Partnership, dated as of April 11, 2014, of HARTMAN XX OP, as amended through the date hereof.

“HARTMAN XX Preferred Stock” means the authorized shares of the preferred stock of HARTMAN XX, $0.01 par value per share.

“HARTMAN XX SEC Documents” has the meaning set forth in Section 4.8(a).

“HARTMAN XX Shares” means the shares of authorized capital stock of HARTMAN XX, including without limitation HARTMAN XX Common Stock, and the HARTMAN XX Preferred Stock.

 “HARTMAN XX Special Shareholder Meeting” means the meeting of the HARTMAN XX Stockholders called to obtain the Requisite HARTMAN XX Stockholder Approvals, and includes any adjournment or postponement thereof.

“HARTMAN XIX” means Hartman Short Term Income Properties XIX, Inc., a Texas corporation.

“HARTMAN XIX Merger” means the merger of HARTMAN XIX with and into HARTMAN XX, pursuant to the terms and conditions of the HARTMAN XIX Merger Agreement to be entered into contemporaneously herewith.

“HARTMAN XIX Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and between HARTMAN XX and HARTMAN XIX and the other parties thereto.

“Hazardous Substances” means (i) those substances, materials or wastes listed in, defined in, subject to, classified by or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“HI-REIT” has the meaning set forth in the preface.

“HI-REIT Board” has the meaning set forth in the recitals.

“HI-REIT Board Recommendation” has the meaning set forth in Section 3.3(c).

“HI-REIT Disclosure Letter” has the meaning set forth in Article III.

“HI-REIT Charter” means the Articles of Incorporation, dated as of January 1, 2008, of HI-REIT.

“HI-REIT Common Stock” means the authorized shares of common stock of HI-REIT, $0.01 par value per share.

“HI-REIT Designees” has the meaning set forth in Section 7.9.

“HI-REIT OP Unit” means units of limited partnership interests in the HI-REIT OP.

“HI-REIT Parties” means HI-REIT and the HI-REIT OP.

“HI-REIT Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by HI-REIT or any HI-REIT Subsidiary as of the date of this Agreement (including all of HI-REIT’s or any HI-REIT Subsidiary’s right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“HI-REIT Shares” means the shares of authorized capital stock of HI-REIT, including without limitation, HI-REIT Common Stock and HI-REIT Subordinated Stock.

“HI-REIT Special Shareholder Meeting” means the meeting of the HI-REIT Stockholders called to obtain the Requisite HI-REIT Stockholder Approvals, and includes any adjournment or postponement thereof.

“HI-REIT Subordinated Stock” means the authorized shares of HI-REIT Subordinated Stock, $0.01 par value per share.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Interim Period” has the meaning set forth in Section 6.1.

“IRS” means the Internal Revenue Service or any successor agency.

“Knowledge” means, with respect to any Person, such Person’s actual knowledge after reasonable investigation.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors), proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise) or written notice by any Person or Governmental Entity alleging potential liability or requesting information.

“Material Adverse Effect” means, with respect to a Party, as the context requires, any circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would (i) be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Party or its Subsidiaries, taken as a whole, or (ii) would prevent or impair the ability of the Party to consummate timely the transactions contemplated hereby before the Outside Date; provided, however, that, a “Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from: (i) any failure of the Party to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure may otherwise be taken into account in determining whether there has been a Material Adverse Effect); (ii) any events, circumstances, changes or effects that affect commercial office or industrial REITs generally; (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates; (iv) any changes in legal, regulatory, or political conditions; (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage; (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated by this Agreement; (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Party; (viii) earthquakes, hurricanes, floods or other natural disasters; (ix) any damage or destruction of any real property owned by the Party that is substantially covered by insurance; or (x) changes in Law or GAAP or the interpretation thereof; which, in the case of each of clauses (ii), (iii), (iv), (v) and (x) above, do not disproportionately affect the Party and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial office or industrial REIT industry in the United States, and in the case of clause (viii) above, do not disproportionately affect the Party and its Subsidiaries, taken as a whole, relative to other participants in the commercial office or industrial REIT industry in the geographic regions in which the Party and its Subsidiaries operate or own or lease properties

“MGCL” means the general corporation law of the State of Maryland, as amended from time to time.

“Mergers” has the meaning set forth in the recitals.

“OP Unit Conversion Ratio” has the meaning set forth in Section 2.7(b)(ii).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and includes: (i) the payment of distributions in an amount not to exceed the distributions previously paid in the preceding twelve month period for the particular company; and (ii) the acquisition of commercial real estate properties that meet the investment guidelines of the company.

“Outside Date” has the meaning set forth in Section 9.1(d).

“Partnership Merger” has the meaning set forth in the recitals.

“Partnership Merger Effective Time” has the meaning set forth in Section 2.3(b).

“Party” and “Parties” have the meanings set forth in the preface.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Entity; (iv) with respect to HI-REIT, Liens that are disclosed on the consolidated balance sheet of HI-REIT dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet); (v) with respect to HI-REIT, Liens arising pursuant to any material Contracts of HI-REIT; (vi) with respect to any real property of HI-REIT, Liens that are recorded in a public record or disclosed on existing title policies; or (vii) with respect to HI-REIT, Liens that were incurred in the ordinary course of business since December 31, 2015 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of HI-REIT and its Subsidiaries, taken as a whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proxy Statement” means the joint proxy statement relating to the HARTMAN XX Special Stockholders Meeting and the HI-REIT Special Stockholders Meeting, together with any amendments or supplements thereto.

“Qualified REIT Subsidiary” has the meaning set forth in Section 3.1(b).

“Registered Securities” has the meaning set forth in Section 7.1(a).

“REIT Merger” has the meaning set forth in the recitals.

“REIT Merger Consideration” has the meaning set forth in Section 2.7(a)(i).

“REIT Merger Effective Time” has the meaning set forth in Section 2.3(a).

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Requisite HI-REIT Stockholder Approval” means the required affirmative vote of the applicable holders of authorized and outstanding HI-REIT Shares to approve:

(i)

a proposal to approve the Mergers; and

(ii)

a proposal to approve one or more adjournments of the HI-REIT Special Stockholders Meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposal to approve the Mergers.

“Requisite HARTMAN XX Stockholder Approval” means the required affirmative vote of the applicable holders of authorized and outstanding HARTMAN XX Shares to approve each of the following proposals, as set forth in the Proxy Statement and Form S-4:

(i)

a proposal to approve the Mergers and the HARTMAN XIX Merger; and

(ii)

a proposal to approve one or more adjournments of the HARTMAN XX Special Stockholders Meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the proposals to approve the Mergers and the HARTMAN XIX Merger.

“SDAT” means the State Department of Assessments and Taxation of the State of Maryland.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Stock Consideration” has the meaning set forth in Section 2.7(a)(i)(A).

“Stockholder” means a Person holding the authorized capital stock of a Party.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock is owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), (i) a majority of the partnership, limited liability company or other similar equity ownership or membership interests thereof is owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation), or (ii) the Person is a general partner, manager, managing member or the equivalent. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” has the meaning set forth in Section 7.2(d)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Partnership OP Units” means the units of limited partnership interests in the Surviving Partnership.

“Surviving Partnership” has the meaning set forth in Section 2.1.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Taxable REIT Subsidiary” has the meaning set forth in Section 3.1(b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” means the Texas Business Organizations Code, as amended from time to time.

“TX Certificate of Merger” has the meaning set forth in Section 2.3(b).

“TXSOS” means the Texas Secretary of State.

ARTICLE II—THE MERGERS; CLOSING

Section 2.1

The Mergers.

(a)

Subject to the terms and conditions of this Agreement, at the REIT Merger Effective Time, HI-REIT will merge with and into HARTMAN XX, with HARTMAN XX being the corporation surviving the REIT Merger (the “Surviving Corporation”), and the separate legal existence of HI-REIT shall cease. The effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of HI-REIT shall vest in the Surviving Corporation, and all debts, liabilities and duties of HI-REIT shall become the debts, liabilities and duties of the Surviving Corporation.

(b)

Subject to the terms and conditions of this Agreement, at the Partnership Merger Effective Time, HI-REIT OP will merge with and into HARTMAN XX OP, with HARTMAN XX OP being the partnership surviving the Partnership Merger (the “Surviving Partnership”), and the separate legal existence of HI-REIT OP shall cease. The effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the TBOC and the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of HI-REIT OP shall vest in the Surviving Partnership, and all debts, liabilities and duties of HI-REIT OP shall become the debts, liabilities and duties of the Surviving Partnership.

Section 2.2

The Closing. The closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) shall take place (i) by electronic exchange of documents and signatures, commencing at 10:00 a.m. Central time on the third (3rd) business day after all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Article VIII (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same, or (ii) such other date, time or place as the Parties may mutually determine (the “Closing Date”).

     Section 2.3

Filings; Effective Times.

(a)

On the Closing Date, HARTMAN XX and HI-REIT shall (i) cause articles of merger evidencing the REIT Merger (the “Articles of Merger”) to be duly executed and filed with SDAT in accordance with the MGCL, and (ii) make any other filings, recordings or publications required to be made by HI-REIT, HARTMAN XX or the Surviving Corporation under the MGCL or any other applicable state law in connection with the REIT Merger. The REIT Merger shall become effective at the time set forth in the Articles of Merger (such date and time, the “REIT Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur following the Partnership Merger Effective Time on the Closing Date. The Articles of Merger shall provide that the name of the Surviving Corporation shall be “Hartman Short Term Income Properties XX, Inc.”

(b)

On the Closing Date, HARTMAN XX OP and HI-REIT OP shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the TXSOS in accordance with the TBOC (“TX Certificate of Merger”), (ii) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the DE SOS in accordance with the DRULPA (“DE Certificate of Merger”), and (iii) make any other filings, recordings or publications required to be made by HI-REIT OP, HARTMAN XX OP or the Surviving Partnership under the TBOC, DRULPA or any other applicable state law in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur prior to the REIT Merger Effective Time on the Closing Date.

Section 2.4

Organizational Documents of the Surviving Entities.

(a)

Articles of Amendment and Restatement. The HARTMAN XX Charter, as in effect at and as of the Effective Time  will be articles of amendment and restatement of the Surviving Corporation.

(b)

Bylaws. The bylaws of HARTMAN XX as in effect at and as of the Effective Time will remain the bylaws of Surviving Corporation, with any modification or amendment thereto as approved and adopted in accordance with the HARTMAN XX Charter and Applicable Law.

(c)

Limited Partnership Agreement. At the Partnership Merger Effective Time, (i) the certificate of limited partnership of HARTMAN XX OP shall be the certificate of limited partnership of the Surviving Partnership and (ii) the HARTMAN XX Partnership Agreement shall be the limited partnership agreement of the Surviving Partnership.

(d)

Directors and Officers. At the REIT Merger Effective Time and by virtue of the REIT Merger and the HARTMAN XIX Merger, (i) the board of directors of the Surviving Corporation shall be composed of the combined boards of directors of HARTMAN XX, HARTMAN XIX, and HI-REIT in office at and as of the REIT Merger Effective Time (including the HI-REIT Designees) and (ii) the executive officers of HARTMAN XX and the executive officers of HI-REIT in office at the REIT Merger Effective Time will be the officers of the Surviving Corporation (with each retaining their respective positions and terms of office).

Section 2.5

Tax Treatment of Mergers.

(a)

The Parties hereby confirm, covenant and agree to treat the REIT Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code.  Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Mergers described in this Section 2.5(a), and no Party shall take a position inconsistent with such treatment.

(b)

The Parties hereby confirm, covenant and agree to treat the Partnership Merger, for all U. S. Federal income tax purposes, as a contribution described in Section 721 of the Code of all of the assets of HI-REIT OP to HARTMAN XX in exchange for interests in HARTMAN XX OP. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.5(b), and no Party shall take a position inconsistent with such treatment.

Section 2.6

Subsequent Actions. If at any time after the Partnership Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of HI-REIT OP acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the General Partner and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

Section 2.7

Effect of Mergers.

(a)

The REIT Merger. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of any Party or the holders of any securities of any Party:

(i)

Each HI-REIT Share issued and outstanding immediately prior to the REIT Merger Effective Time (other than (i) HI-REIT Shares to be cancelled pursuant to Section 2.7(a)(iii) and (ii) Dissenting Shares (as hereinafter defined)) will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share (a “Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the following consideration (collectively, the “REIT Merger Consideration”):

(A)

Stock Consideration. With respect to (1) each share of HI-REIT Common Stock, the right to receive 0.752222 shares of HARTMAN XX Common Stock, and (2) each share of HI-REIT Subordinated Stock, the right to receive 0.752222 shares of HARTMAN XX Common Stock (the foregoing ratios of HARTMAN XX Shares to HI-REIT Shares are referred to herein as the “Conversion Ratios,” as such Conversion Ratios may be adjusted as set forth in Section 2.7(a)(ii) below), subject to the treatment of fractional HARTMAN XX Shares in accordance with Section 2.7(a)(i)(B) below (collectively, the “Stock Consideration”).

(B)

Fractional Shares. Fractional shares of HARTMAN XX Common Stock shall be issued to fully apply the Conversion Ratios in Section 2.7(a)(i) above to the sixth (6th) decimal place.

(ii)

Adjustment of REIT Merger Consideration. Between the date of this Agreement and the REIT Merger Effective Time, if any of HARTMAN XX or HI-REIT should split, combine or otherwise reclassify the HARTMAN XX Shares or the HI-REIT Shares or makes a dividend or other distribution in HARTMAN XX Shares or HI-REIT Shares (including any dividend or other distribution of securities convertible into such shares), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the applicable Conversion Ratios shall be ratably adjusted to reflect fully the effect of any such change or event, and thereafter all references to such Conversion Ratios shall be deemed to be the Conversion Ratios as so adjusted. Except as set forth in the foregoing sentence, the Conversion Ratios are fixed and shall not be adjusted.

(iii)

Each HI-REIT Share, if any, then held by any wholly owned subsidiary of HI-REIT shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger. Each HI-REIT Share, if any, then held by HARTMAN XX or HI-REIT or any wholly owned subsidiary of HARTMAN XX or HI-REIT shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

(iv)

Each share of HARTMAN XX Common Stock issued and outstanding at and as of the REIT Merger Effective Time will remain issued and outstanding and shall be unaffected by the REIT Merger.

(v)

From and after the REIT Merger Effective Time, the share transfer books of HI-REIT shall be closed, and thereafter there shall be no further registration of transfers of HI-REIT Shares. From and after the REIT Merger Effective Time, Persons who held HI-REIT Shares immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by Applicable Law.

(b)

The Partnership Merger. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any Party or the holders of any securities of any Party:

(i)

Each HI-REIT OP Unit issued outstanding immediately prior to the Partnership Merger Effective Time held by HI-REIT will be automatically cancelled and retired and shall receive no consideration therefore.

(ii)

Each HI-REIT OP Unit issued outstanding immediately prior to the Partnership Merger Effective Time (other than any HI-REIT OP Units held by HI-REIT) will be automatically cancelled and retired and converted into the right to receive 0.752222 validly issued, fully paid and non-assessable Surviving Partnership OP Units (such ratio of HI-REIT OP Unit to Surviving Partnership OP Units, the “OP Unit Conversion Ratio”).

(iii)

Each HARTMAN XX OP Unit issued and outstanding at and as of the Partnership Merger Effective Time will remain issued and outstanding and shall be unaffected by the Partnership Merger.

(iv)

HARTMAN XX will be the general partner of the Surviving Partnership.

(v)

Adjustment of Partnership Merger Consideration. Between the date of this Agreement and the Partnership Merger Effective Time, if any of HARTMAN XX OP or HI-REIT OP should split, combine or otherwise reclassify the HARTMAN XX OP Units or the HI-REIT OP Units or makes a dividend or other distribution in HARTMAN XX OP Units or HI-REIT OP Units (including any dividend or other distribution of securities convertible into such units), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the OP Unit Conversion Ratio shall be ratably adjusted to reflect fully the effect of any such change or event, and thereafter all references to such OP Unit Conversion Ratio shall be deemed to be the OP Unit Conversion Ratio as so adjusted. Except as set forth in the foregoing sentence, the OP Unit Conversion Ratio is fixed and shall not be adjusted.

Section 2.8. Exchange Procedures.

(a)

As soon as reasonably practicable after the REIT Merger Effective Time (but in no event later than two (2) Business Days thereafter), HARTMAN XX or its transfer agent (Continental Stock Transfer and Trust Company) shall mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share representing HI-REIT Shares (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by HARTMAN XX (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares on the books and records of HARTMAN XX’s transfer agent and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the REIT Merger Consideration into which the number of HI-REIT Shares previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

(b)

Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing HI-REIT Shares to HARTMAN XX or HARTMAN XX’s transfer agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by HARTMAN XX or its transfer agent (or such other evidence, if any, of transfer as HARTMAN XX or its transfer agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by HARTMAN XX or its transfer agent, the holder of such Certificate or Book-Entry Share representing HI-REIT Shares shall be entitled to receive in exchange therefor (i) the REIT Merger Consideration into which such HI-REIT shares shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with Section 2.8(d), if any, after HARTMAN XX’s (or its transfer agent’s) receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled.  HARTMAN XX or its transfer agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as HARTMAN XX or its transfer agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Until surrendered or transferred as contemplated by this Section 2.8, each Certificate or Book-Entry Share representing HI-REIT Shares shall be deemed, at any time after the REIT Merger Effective Time to represent only the right to receive, upon such surrender, the REIT Merger Consideration as contemplated by this Article II.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the REIT Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(c)

No dividends or other distributions declared or made after the REIT Merger Effective Time with respect to HARTMAN XX Shares with a record date after the REIT Merger Effective Time shall be paid to any holder entitled by reason of the REIT Merger to receive certificates or Book-Entry Shares representing HARTMAN XX Shares until such holder shall have surrendered its Certificates or Book-Entry Share representing HI-REIT Shares pursuant to this Section 2.8. Subject to Applicable Law, following surrender of any such Certificate or Book-Entry Shares representing HI-REIT Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the HARTMAN XX Shares represented by the certificate or Book-Entry Shares received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such HARTMAN XX Shares and having a record date on or after the REIT Merger Effective Time and a payment date on or after such surrender.

(d)

In the event of a transfer of ownership of HI-REIT Shares that is not registered in the transfer records of HI-REIT, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 2.8 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the REIT Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of HARTMAN XX that such Tax either has been paid or is not applicable.

Section 2.9

Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by HARTMAN XX, the posting by such Person of a bond in such reasonable amount as HARTMAN XX may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the REIT Merger Consideration to which the holder thereof is entitled pursuant to this Article 2.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF HI-REIT PARTIES

     Except as otherwise may be within the Knowledge of HARTMAN XX, identified in the financial records and books of HI-REIT and available to HARTMAN XX, or disclosed to HARTMAN XX in the disclosure letter accompanying this Agreement (the “HI-REIT Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the HI-REIT Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced)); provided, that nothing in the HI-REIT Disclosure Letter is intended to broaden the scope of any representation or warranty made herein, the HI-REIT Parties joint and severally represent and warrant to the HARTMAN XX Parties as follows:

Section 3.1

Organization, Qualification and Corporate Power; Subsidiaries.

(a)

Each of HI-REIT and its Subsidiaries is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. HI-REIT is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HI-REIT.

 (b)

Section 3.1(b) of the HI-REIT Disclosure Letter sets forth a true and complete list of HI-REIT’s  Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be,

the jurisdictions in which HI-REIT and each of HI-REIT’s Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by HI-REIT in each of HI-REIT’s  Subsidiaries, including a list of each HI-REIT Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and each HI-REIT Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(c)

Each of HI-REIT and the HI-REIT OP is in compliance with the terms of its respective Constituent Documents in all material respects.

     Section 3.2

Capitalization.

(a)

The entire authorized capital stock of HI-REIT consists of 950,000,000 shares of $0.01 par value stock, 750,000,000 of which shares are classified as HI-REIT Common Stock, 2,000,000 of which are designated as Subordinated Stock, and 200,000,000 of which shares are classified as HI-REIT Preferred Stock.

(b)

As of the close of business on July 1, 2017, there were 12,080,865 shares of HI-REIT Common Stock issued and outstanding, and 1,890,724 shares of HI-REIT Subordinated Stock issued and outstanding. All of the issued and outstanding HI-REIT Shares are as set forth on Section 3.2(b) of the HI-REIT Disclosure Letter. All of the issued and outstanding HI-REIT Shares have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require HI-REIT to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to HI-REIT. Except as set forth in this Section 3.2, there is no other outstanding capital stock of HI-REIT.

(c)

All of the outstanding shares of capital stock of each of the HI-REIT Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each of the HI-REIT Subsidiaries that is a partnership or limited liability company, including HI-REIT OP, are duly authorized and validly issued.

(d)

Neither HI-REIT nor any HI-REIT Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of HI-REIT or any of the HI-REIT Subsidiaries. Neither HI-REIT nor any HI-REIT Subsidiary has granted any registration rights on any of its capital stock. HI-REIT does not have a “poison pill” or similar stockholder rights plan.

     Section 3.3

Authority; Approval.

(a)

Each of the HI-REIT Parties has the requisite power and authority (including full corporate power and authority) to execute and deliver this Agreement and, subject to receipt of the Requisite HI-REIT Stockholder Approvals and the satisfaction or waiver of all conditions to the Closing of the Mergers as set forth in Article VIII, to perform its obligations hereunder and consummate the transactions contemplated hereby, including the Mergers. The execution and delivery of this Agreement by each HI-REIT Party and the consummation by each HI-REIT Party of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or partnership proceedings on the part of the HI-REIT Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to (i) receipt of the Requisite HI-REIT Stockholder Approvals, (ii) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by the SDAT, (iii) the filing of the TX Certificate of Merger with, and acceptance by, the TX SOS, and (iv) the filing of the DE Certificate of Merger with, and acceptance by, the DE SOS.

(b)

This Agreement has been duly executed and delivered by each HI-REIT Party, and assuming due authorization, execution and delivery by the HARTMAN XX Parties, constitutes a legal, valid and binding obligation of each HI-REIT Party, enforceable against each HI-REIT Party in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)

On the recommendation of the HI-REIT Special Committee, the HI-REIT Board has (i) determined that the terms of this Agreement, the Mergers, the REIT Merger Consideration and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of HI-REIT and the holders of HI-REIT Shares, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the Mergers be submitted to a vote of the holders of HI-REIT Shares and (iv) recommended that holders of HI-REIT Shares vote in favor of approval of the Mergers (such recommendation, the “HI-REIT Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Article VII.

     Section 3.4

Consents and Approvals; No Violations

(a)

The execution and delivery of this Agreement by each HI-REIT Party does not, and the performance of this Agreement by each HI-REIT Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing with the SEC of (1) the Proxy Statement, (2) the Form S-4, and (3) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) for the declaration of effectiveness of the Form S-4 from the SEC, (iii) for the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iv) for the filing of the TX Certificate of Merger with, and acceptance by, the TX SOS, (v) for the filing of the DE Certificate of Merger with, and acceptance by, the DE SOS, (vi) for such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) for the filing of any documents required to consummate the HARTMAN XIX Merger with the SDAT and any other requisite state authorities (as set forth in the HARTMAN XIX Merger Agreement), and (viii) where the failure to make such filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HI-REIT.

(b)

Neither the execution, delivery or performance of this Agreement by each HI-REIT Party, nor the consummation by each HI-REIT Party of the transactions contemplated hereby, nor compliance by each HI-REIT Party with any of the provisions hereof, will (i) assuming receipt of the Requisite HI-REIT Stockholder Approvals, conflict with or result in any breach of any provisions of the Constituent Documents of any HI-REIT Party or any equivalent organizational or governing documents of any of the Subsidiaries of any HI-REIT Party or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any Contract or other material agreement to which any HI-REIT Party is a party.

Section 3.5

Investment Company Act. Neither HI-REIT nor any HI-REIT Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the year-end balance sheet of HI-REIT as of December 31, 2016, (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice December 31, 2016, neither HI-REIT nor any HI-REIT Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or, would reasonably be expected to have, a Material Adverse Effect on HI-REIT.

Section 3.7 Compliance with Applicable Laws. Each of HI-REIT and its Subsidiaries is, and for the past three (3) years has been, in compliance with all Applicable Laws (except for compliance with Laws addressed in Section 3.10, Section 3.11 and Section 3.13, which are solely addressed in those Sections), except where such failure to comply would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect on HI-REIT.

Section 3.8 Litigation. There is no material Litigation to which HI-REIT or any HI-REIT Subsidiary is a party pending or, to the Knowledge of HI-REIT, threatened before or by any Governmental Entity, HI-REIT or any HI-REIT Subsidiary. Neither HI-REIT nor any HI-REIT Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity from engaging in or continuing to conduct the business of HI-REIT or the HI-REIT Subsidiaries. Neither HI-REIT nor any HI-REIT Subsidiary is in default under any order, judgment or decree of any Governmental Entity affecting HI-REIT or any HI-REIT Subsidiary, its business or any of its assets.

Section 3.9 Brokers’ Fees. Neither HI-REIT nor any HI-REIT Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Mergers or any other transactions contemplated by this Agreement.

Section 3.10 Properties.

(a)       Section 3.10(a) of the HI-REIT Disclosure Letter lists each parcel of real property constituting HI-REIT Properties, and sets forth HI-REIT or the applicable HI-REIT Subsidiary owning such HI-REIT Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) HI-REIT or a HI-REIT Subsidiary owns fee simple title to each of the HI-REIT Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not, individually or in the aggregate, have a Material Adverse Effect on HI-REIT, neither HI-REIT nor any HI-REIT Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the HI-REIT Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on HI-REIT, neither HI-REIT nor any HI-REIT Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the HI-REIT Properties.

(b)

Except as disclosed in property condition assessments and similar structural engineering reports relating to the HI-REIT Properties, HI-REIT has not received written notice of, nor does HI-REIT have any Knowledge of, any latent defects or adverse physical conditions affecting any of the HI-REIT Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect on HI-REIT.

(c)       HI-REIT and the HI-REIT Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither HI-REIT’s, nor the HI-REIT Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 3.11 Environmental Matters. Except as otherwise disclosed to HARTMAN XX, no HI-REIT properties, individually or in the aggregate, would be reasonably be expected to have a Material Adverse Effect on HI-REIT: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of HI-REIT, is threatened relating to any of the HI-REIT Parties, any of the HI-REIT Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) HI-REIT and the HI-REIT Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) HI-REIT and each HI-REIT Subsidiary is in possession of all Environmental Permits necessary for HI-REIT and each HI-REIT Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of the HI-REIT Parties or any of the other HI-REIT Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 3.12 Employment Matters. HI-REIT does not have and has never had, any employees on its payroll. HI-REIT does not and is not required to, and has not and has never been required to, maintain, sponsor or contribute to any Benefit Plans. HI-REIT does not have any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan. A wholly-owned subsidiary of HI-REIT, Texan REIT Manager, LLC, employs the Hartman employees.  This subsidiary will continue in existence after the merger as a wholly-owned subsidiary of the Surviving Corporation.

Section 3.13   Taxes.

(a)       HI-REIT and each other HI-REIT Subsidiary has timely filed with the appropriate Governmental Entity all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each HI-REIT Party and each other HI-REIT Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Entity in any jurisdiction where HI-REIT or any HI-REIT Subsidiary do not file Tax Returns that HI-REIT or any HI-REIT Subsidiary is or may be subject to Tax by such jurisdiction.

(b)       HI-REIT (i) for all taxable years commencing with HI-REIT’s  year ending December 31, 2008 and through December 31, 2016, has been subject to taxation as a real estate investment trust (a “REIT”) under Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2017 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the REIT Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of HI-REIT. No HI-REIT Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. HI-REIT’s  dividends-paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of HI-REIT’s  REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends-paid deduction for such year, including HI-REIT’s  net capital gain for such year.

(c)

(i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the Knowledge of HI-REIT, threatened with regard to any material Taxes or Tax Returns of HI-REIT or any HI-REIT Subsidiary; (ii) no material deficiency for Taxes of HI-REIT or any HI-REIT Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of HI-REIT, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HI-REIT; (iii) neither HI-REIT nor any HI-REIT Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither HI-REIT nor any HI-REIT Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither HI-REIT nor any HI-REIT Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)       Each HI-REIT Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)       Neither HI-REIT nor any HI-REIT Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)       Since its inception, HI-REIT and the HI-REIT Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) HI-REIT has not, and none of the HI-REIT Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of HI-REIT no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon HI-REIT or any HI-REIT Subsidiary.

(g)       HI-REIT and the HI-REIT Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1447 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)       There are no HI-REIT Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of HI-REIT threatened to raise, a material claim against HI-REIT or any HI-REIT Subsidiary for any breach of any HI-REIT Tax Protection Agreements. As used herein, “HI-REIT Tax Protection Agreements” means any written agreement to which HI-REIT or any HI-REIT Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a HI-REIT Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a HI-REIT Subsidiary Partnership, HI-REIT or any HI-REIT Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “HI-REIT Subsidiary Partnership” means a HI-REIT Subsidiary that is a partnership for United States federal income tax purposes.

(i)

There are no Tax Liens upon any property or assets of HI-REIT or any HI-REIT Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)

There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving HI-REIT or any HI-REIT Subsidiary, and after the Closing Date neither HI-REIT nor any HI-REIT Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)

Neither HI-REIT nor any HI-REIT Subsidiary has requested or received any written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes, and neither HI-REIT nor any HI-REIT Subsidiary is subject to written ruling of a Governmental Entity.

(l)

Neither HI-REIT nor any HI-REIT Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any HI-REIT Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)

Neither HI-REIT nor any HI-REIT Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)

Neither HI-REIT nor any HI-REIT Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)

No written power of attorney that has been granted by HI-REIT or any HI-REIT Subsidiary (other than to HI-REIT or a HI-REIT Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)       Neither HI-REIT nor any HI-REIT Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of HI-REIT is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)

HI-REIT is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 3.14 Information Supplied. None of the information relating to HI-REIT or any HI-REIT Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by HI-REIT or any HI-REIT Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the HARTMAN XX Special Stockholders Meeting, at the time the Form S-4 is declared effective or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by HARTMAN XX with the SEC in connection with the REIT Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.15

 Takeover Statutes. None of HARTMAN XX or any HARTMAN XX Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of HI-REIT as defined in Section 3-601 of the MGCL. The HI-REIT Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF HARTMAN XX PARTIES

     Except as otherwise may be within the Knowledge of HI-REIT, identified in the financial records and books of HARTMAN XX and available to HI-REIT, or disclosed to HI-REIT in the disclosure letter accompanying this Agreement (the “HARTMAN XX Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the HARTMAN XX Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced)); provided, that nothing in the HARTMAN XX Disclosure Letter is intended to broaden the scope of any representation or warranty made herein, the HARTMAN XX Parties jointly and severally represent and warrant to the HI-REIT Parties as follows:

Section 4.1

Organization, Qualification and Corporate Power; Subsidiaries.

(a)

Each of HARTMAN XX and its Subsidiaries is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. HARTMAN XX is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HARTMAN XX.

(b)

Section 4.1(b) of the HARTMAN XX Disclosure Letter sets forth a true and complete list of HARTMAN XX’s Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which HARTMAN XX and each of HARTMAN XX’s Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by HARTMAN XX in each of HARTMAN XX’s Subsidiaries, including a list of each HARTMAN XX Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each HARTMAN XX Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(c)

Each of HARTMAN XX and HARTMAN XX OP is in compliance with the terms of its respective Constituent Documents in all material respects.

Section 4.2 Capitalization.

(a)

As of the date hereof, the entire authorized capital stock of HARTMAN XX consists of 950,000,000 shares of stock. The entire authorized capital stock of HARTMAN XX consists of 750,000,000 shares of HARTMAN XX Common Stock, 199,999,000 shares of HARTMAN XX Preferred Stock and 1,000 shares of HARTMAN XX Convertible Preferred Stock.

(b)

As of the close of business on June 1, 2017, there were 18,116,951.7349 shares of HARTMAN XX Common Stock issued and outstanding, no shares of HARTMAN XX Preferred Stock issued and outstanding, and  1,000 shares of the HARTMAN XX Convertible Preferred Stock issued and outstanding. All of the issued and outstanding HARTMAN XX Shares have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth in this Agreement pursuant to the REIT Merger, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require HARTMAN XX to issue, sell, or otherwise cause to become outstanding any additional amounts of its capital stock except with respect to the HARTMAN XX Convertible Preferred Stock. All of the HARTMAN XX Shares to be issued in the REIT Merger, when so issued in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid, and non-assessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.2, there is no other outstanding capital stock of HARTMAN XX.

(c)

All of the outstanding shares of capital stock of each of the HARTMAN XX Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each of the HARTMAN XX Subsidiaries that is a partnership or limited liability company, including HARTMAN XX OP, are duly authorized and validly issued.

(d)

Neither HARTMAN XX nor any HARTMAN XX Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of HARTMAN XX or any of the HARTMAN XX Subsidiaries. Neither HARTMAN XX nor any HARTMAN XX Subsidiary has granted any registration rights on any of its capital stock. HARTMAN XX does not have a “poison pill” or similar stockholder rights plan.

Section 4.3 Authority; Approval.

(a)

Each of the HARTMAN XX Parties has the requisite power and authority (including full corporate power and authority) to execute and deliver this Agreement and, subject to receipt of the Requisite HARTMAN XX Stockholder Approvals and the satisfaction or waiver of all conditions to the Closing of the Mergers as set forth in Article VIII, to perform its obligations hereunder and consummate the transactions contemplated hereby, including the Mergers. The execution and delivery of this Agreement by each HARTMAN XX Party and the consummation by each HARTMAN XX Party of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the HARTMAN XX Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to (i) receipt of the Requisite HARTMAN XX Stockholder Approvals, (ii) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by the SDAT, (iii) the filing of the TX Certificate of Merger with, and acceptance by, the TX SOS, and (iv) the filing of the DE Certificate of Merger with, and acceptance by, the DE SOS.

(b)

This Agreement has been duly executed and delivered by each HARTMAN XX Party, and assuming due authorization, execution and delivery by the HI-REIT Parties, constitutes a legal, valid and binding obligation of each HARTMAN XX Party, enforceable against each HARTMAN XX Party in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)

On the recommendation of the HARTMAN XX Special Committee, the HARTMAN XX Board has (i) determined that the terms of this Agreement, the Mergers, the REIT Merger Consideration and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of HARTMAN XX and the holders of HARTMAN XX Shares, (ii) approved, authorized, adopted and declared advisable this Agreement, the consummation of the Mergers and the other transactions contemplated by this Agreement and the Proxy Statement, (iii) directed that the Mergers and the proposals set forth in Proxy Statement be submitted to a vote of the holders of HARTMAN XX Shares and (iv) recommended that holders of HARTMAN XX Shares vote in favor of approval of the Mergers and the other proposals set forth in the Proxy Statement (such recommendation, the “HARTMAN XX Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Article VII.

Section 4.4 Consents and Approvals; No Violations.

(a)

The execution and delivery of this Agreement by each HARTMAN XX Party does not, and the performance of this Agreement by each HARTMAN XX Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing with the SEC of (1) the Proxy Statement, (2) the Form S-4, and (3) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) for the declaration of effectiveness of the Form S-4 from the SEC, (iii) for the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iv) for the filing of the TX Certificate of Merger with, and acceptance by, the TX SOS, (v) for the filing of the DE Certificate of Merger with, and acceptance by, the DE SOS, (vi) for such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) for the filing of any documents required to consummate the HARTMAN

XIX Merger with the SDAT and any other requisite state authorities (as set forth in the HARTMAN XIX Merger Agreement), and (ix) where the failure to make such filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HARTMAN XX.

(b)

Neither the execution, delivery or performance of this Agreement by each HARTMAN XX Party, nor the consummation by each HARTMAN XX Party of the transactions contemplated hereby, nor compliance by each HARTMAN XX Party with any of the provisions hereof, will (i) assuming receipt of the Requisite HARTMAN XX Stockholder Approvals, conflict with or result in any breach of any provisions of HARTMAN XX’s Constituent Documents or any equivalent organizational or governing documents of any of HARTMAN XX’s Subsidiaries or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any Contract or other material agreement to which any HARTMAN XX Party is a party.

Section 4.5

Investment Company Act. Neither HARTMAN XX nor any HARTMAN XX Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.6

No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against on the year-end balance sheet of HARTMAN XX as of December 31, 2016 (including the notes thereto), (ii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, and (iii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, neither HARTMAN XX nor any HARTMAN XX Subsidiary have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (i), (ii) or (iii) above, has had, or would reasonably be expected to have a Material Adverse Effect on HARTMAN XX.

Section 4.7 Compliance with Applicable Laws. Each of HARTMAN XX and its Subsidiaries is, and for the past three (3) years has been, in compliance with all Applicable Laws (except for compliance with Laws addressed in Section 4.10, Section 4.11 and Section 4.13, which are solely addressed in those Sections), except where such failure to comply would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect on HARTMAN XX.

Section 4.8 Litigation. There is no material Litigation to which HARTMAN XX or any HARTMAN XX Subsidiary is a party pending or, to the Knowledge of HARTMAN XX, threatened before or by any Governmental Entity, HARTMAN XX or any HARTMAN XX Subsidiary. Neither HARTMAN XX nor any HARTMAN XX Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity from engaging in or continuing to conduct the business of HARTMAN XX or the HARTMAN XX Subsidiaries. Neither HARTMAN XX nor any HARTMAN XX Subsidiary is in default under any order, judgment or decree of any Governmental Entity affecting HARTMAN XX or any HARTMAN XX Subsidiary, its business or any of its assets.

Section 4.9 Brokers’ Fees. Neither HARTMAN XX nor any HARTMAN XX Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Mergers or any other transactions contemplated by this Agreement.

Section 4.10 Properties.

(a)       Section 4.10(a) of the HARTMAN XX Disclosure Letter lists each parcel of real property constituting HARTMAN XX Properties, and sets forth HARTMAN XX or the applicable HARTMAN XX Subsidiary owning such HARTMAN XX Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) HARTMAN XX or a HARTMAN XX Subsidiary owns fee simple title to each of the HARTMAN XX Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not, individually or in the aggregate, have a Material Adverse Effect on HARTMAN XX, neither HARTMAN XX nor any HARTMAN XX

Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the HARTMAN XX Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on HARTMAN XX, neither HARTMAN XX nor any HARTMAN XX Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the HARTMAN XX Properties.

(b)

Except as disclosed in property condition assessments and similar structural engineering reports relating to the HARTMAN XX Properties, HARTMAN XX has not received written notice of, nor does HARTMAN XX have any Knowledge of, any latent defects or adverse physical conditions affecting any of the HARTMAN XX Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect on HARTMAN XX.

(c)       HARTMAN XX and the HARTMAN XX Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither HARTMAN XX’s nor the HARTMAN XX Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HARTMAN XX: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of HARTMAN XX, is threatened relating to any of the HARTMAN XX Parties, any of the HARTMAN XX Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) HARTMAN XX and the HARTMAN XX Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) HARTMAN XX and each HARTMAN XX Subsidiary is in possession of all Environmental Permits necessary for HARTMAN XX and each HARTMAN XX Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of the HARTMAN XX Parties or any of the other HARTMAN XX Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Employment Matters.

(a)

Neither HARTMAN XX nor any HARTMAN XX Subsidiary has, or has ever had, any employees on its payroll.

(b)

Other than the HARTMAN XX Incentive Plan, HARTMAN XX and the HARTMAN XX Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither HARTMAN XX nor any HARTMAN XX Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

Section 4.13   Taxes.

(a)       HARTMAN XX and each other HARTMAN XX Subsidiary has timely filed with the appropriate Governmental Entity all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each HARTMAN XX Party and each other HARTMAN XX Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Entity in any jurisdiction where HARTMAN XX or any HARTMAN XX Subsidiary do not file Tax Returns that HARTMAN XX or any HARTMAN XX Subsidiary is or may be subject to Tax by such jurisdiction.

(b)

HARTMAN XX (i) for all taxable years commencing with HARTMAN XX’s year ending December 31, 2011 and through December 31, 2016, has been subject to taxation as a REIT under Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2017 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the REIT Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of HARTMAN XX. No HARTMAN XX Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. HARTMAN XX’s dividends-paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of HARTMAN XX’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends-paid deduction for such year, including HARTMAN XX’s net capital gain for such year.

(c)

(i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the Knowledge of HARTMAN XX, threatened with regard to any material Taxes or Tax Returns of HARTMAN XX or any HARTMAN XX Subsidiary; (ii) no material deficiency for Taxes of HARTMAN XX or any HARTMAN XX Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of HARTMAN XX, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HARTMAN XX; (iii) neither HARTMAN XX nor any HARTMAN XX Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither HARTMAN XX nor any HARTMAN XX Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither HARTMAN XX nor any HARTMAN XX Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)

Each HARTMAN XX Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)

Neither HARTMAN XX nor any HARTMAN XX Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)

Since its inception, HARTMAN XX and the HARTMAN XX Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) HARTMAN XX has not, and none of the HARTMAN XX Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of HARTMAN XX no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon HARTMAN XX or any HARTMAN XX Subsidiary.

(g)       HARTMAN XX and the HARTMAN XX Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1447 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)

There are no HARTMAN XX Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of HARTMAN XX threatened to raise, a material claim against HARTMAN XX or any HARTMAN XX Subsidiary for any breach of any HARTMAN XX Tax Protection Agreements. As used herein, “HARTMAN XX Tax Protection Agreements” means any written agreement to which HARTMAN XX or any HARTMAN XX Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a HARTMAN XX Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a HARTMAN XX Subsidiary Partnership, HARTMAN XX or any HARTMAN XX Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “HARTMAN XX Subsidiary Partnership” means a HARTMAN XX Subsidiary that is a partnership for United States federal income tax purposes.

(i)

There are no Tax Liens upon any property or assets of HARTMAN XX or any HARTMAN XX Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)

There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving HARTMAN XX or any HARTMAN XX Subsidiary, and after the Closing Date neither HARTMAN XX nor any HARTMAN XX Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)

Neither HARTMAN XX nor any HARTMAN XX Subsidiary has requested or received any written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes, and neither HARTMAN XX nor any HARTMAN XX Subsidiary is subject to written ruling of a Governmental Entity.

(l)

Neither HARTMAN XX nor any HARTMAN XX Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any HARTMAN XX Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)

Neither HARTMAN XX nor any HARTMAN XX Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)

Neither HARTMAN XX nor any HARTMAN XX Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)

No written power of attorney that has been granted by HARTMAN XX or any HARTMAN XX Subsidiary (other than to HARTMAN XX or a HARTMAN XX Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)

Neither HARTMAN XX nor any HARTMAN XX Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of HARTMAN XX is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)

HARTMAN XX is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14 SEC Filings; Financial Statements.

(a)

HARTMAN XX has filed with the SEC and has heretofore made available to HI-REIT true and complete copies of, all forms, reports, schedules, statements, exhibits and other documents required to be filed by it and its subsidiaries on or since May 22, 2017 under the Securities Act and the Exchange Act (collectively, the “HARTMAN XX SEC Documents”), and will promptly make available to HI-REIT all such forms, reports, schedules, statements, exhibits and other documents as are filed prior to the Closing. As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, each HARTMAN XX SEC Document complied, and any forms, reports, schedules, statements, exhibits and other documents HARTMAN XX may file with the SEC subsequent to the date hereof until the Closing, including, without limitation, any financial statements or schedules included therein, will comply in all material respects with, the applicable requirements of the Securities Act and the Exchange Act.

(b)

The audited and unaudited financial statements of HARTMAN XX and its Subsidiaries, including all related notes and schedules thereto, included in, or incorporated by reference into, the HARTMAN XX SEC Documents, (i) complied as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present (on a consolidated basis, if applicable) (1) the financial position of HARTMAN XX and its subsidiaries, as of the dates thereof, and (2) HARTMAN XX’s results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since March 31, 2017 and except with respect to the Mergers and the transactions contemplated thereby, there has not been any material change, or any application or request for any material change, by HARTMAN XX or any of its subsidiaries, in accounting principles, methods or policies for financial accounting or tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

Section 4.15   Financing. As of the Closing, HARTMAN XX will have available to it all funds necessary to satisfy all of its obligations hereunder and transactions contemplated hereby.

Section 4.16   Takeover Statutes. None of HI-REIT or any HI-REIT Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of HARTMAN XX as defined in Section 3-601 of the MGCL. The HARTMAN XX Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger.

  ARTICLE V—APPRAISAL RIGHTS

Section 5.1

HI-REIT. Pursuant to the HI-REIT Constituent Documents, HI-REIT Stockholders will not be entitled to exercise any rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL in connection with approval of this Agreement, the REIT Merger or and of the other transactions contemplated thereby.

Section 5.2

HARTMAN XX. Pursuant to the HARTMAN XX Constituent Documents, HARTMAN XX Stockholders will not be entitled to exercise any rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL in connection with approval of this Agreement, the REIT Merger or and of the other transactions contemplated thereby.

ARTICLE VI – COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1 Conduct of Business by the Parties. Each Party agrees that between the date of this Agreement and the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article IX (the “Interim Period”), except  (a) as expressly required or expressly permitted by this Agreement, (b) to the extent required by Applicable Law, or (c) as may be expressly consented to in advance in writing by each Party, each Party shall and shall cause its Subsidiaries to, (i) conduct its business in all material respects in the Ordinary Course of Business and (ii) use commercially reasonable efforts to (1) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and (2) maintain the status of HI-REIT and HARTMAN XX as a REIT, as applicable. Without limiting the foregoing, each Party covenants and agrees that during the Interim Period, except (a) as expressly required or expressly permitted by this Agreement, (b) to the extent required by Applicable Law, or (c) as may be expressly consented to in advance in writing by each Party, it shall not, and shall not cause or permit any of its Subsidiaries to, do any of the following:

(a)

amend or propose to amend (i) the Party’s Constituent Documents or (ii) or such equivalent organizational or governing documents of any Subsidiary;

(b)

adjust, split, combine, subdivide or reclassify any shares of capital stock or other equity securities or ownership interests of the Party or any of its Subsidiaries;

(c)

declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Party or any of its Subsidiaries or other equity securities or ownership interests in the Party or any of its Subsidiaries, or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (i) the declaration and payment by HARTMAN XX of regular dividends in accordance with past practice at a daily rate not to exceed the average dividend or distribution paid over the subsequent twelve month period, (ii) the declaration and payment of dividends or other distributions to the Party by any directly or indirectly wholly owned Subsidiary of the Party, (iii) distributions by any Subsidiary of the Party that is not wholly owned, directly or indirectly, by the Party, in accordance with the requirements of the organizational documents of such Subsidiary, and (iv) the authorization and payment by HI-REIT of dividends, payable quarterly in accordance with past practice for the period up to the Closing Date in an amount not to exceed the average dividend or distribution paid over the subsequent twelve month period; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section, the  Party and any of its Subsidiaries shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for HI-REIT and HARTMAN XX to maintain their respective qualifications as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or Applicable Law;

(d)

redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Party’s capital stock or other equity interests of the Party or its Subsidiaries, except for any repurchases of shares of HARTMAN XX Common Stock pursuant to the HARTMAN XX share repurchase program;

(e)

issue, sell, pledge, dispose, encumber or grant any shares of the capital stock or other equity interests of the Party or the capital stock or other equity interests of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or such other equity interests;

(f)

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, other than (i) pending acquisitions with respect to which the Party or its Subsidiary have entered into a legally binding purchase agreement as of the date hereof, the terms of which have been disclosed to the other Party as of the date hereof and (ii) other acquisitions of personal property by the Party or its Subsidiaries for a purchase price of less than $250,000 in the aggregate;

(g)

sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the Ordinary Course of Business;

(h)

incur, create, assume, refinance or replace any Indebtedness for borrowed money of the Party or issue or amend or modify the terms of any debt securities of the Party or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary), except (i) Indebtedness incurred under the Party’s existing credit or debt facility for working capital purposes in the Ordinary Course of Business (including to the extent necessary to pay dividends or distributions permitted under this Section 6.1 and to pay existing Indebtedness that matures), (ii) funding for any acquisitions permitted by this Section 6.1, or (iii) the refinancing of any existing indebtedness of the Party or any of its Subsidiaries; provided, that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such refinanced Indebtedness is not materially greater than the Indebtedness it is replacing;

(i)

make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (i) by the Party or the Party’s wholly owned Subsidiary to the Party or the Party’s wholly owned Subsidiary, or (ii) loans or advances (1) required to be made under any of the leases or ground leases affecting a Party’s  properties or (2) made to non-Affiliate tenants of a Party’s properties in the Ordinary Course of Business;

(j)

enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material Contract of a Party (or any Contract that, if existing as of the date hereof, would be a material Contract of such Party), other than (i) any termination, renewal, modification or amendment in accordance with the terms of any existing material Contract of such Party (1) that occurs automatically without any action (other than notice of renewal) by such Party or such Party’s Subsidiary or (2) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable material Contract or (ii) as may be reasonably necessary to comply with the terms of this Agreement;

(k)

make any payment, direct or indirect, of any liability of the Party or the Party’s Subsidiary before the same comes due in accordance with its terms, other than (A) in the Ordinary Course of Business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(l)

make any material change to its methods of accounting in effect at December 31, 2016, except as required by a change in GAAP (or any interpretation thereof) or by Applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

(m)

enter into any material new line of business;

(n)

take any action, or fail to take any action, which would reasonably be expected to cause HI-REIT or HARTMAN XX, as applicable, to fail to qualify as a REIT or cause any of HI-REIT’s or

HARTMAN XX’s Subsidiaries to cease to be treated as (i) a partnership or disregarded entity for federal income tax purposes or (ii) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(o)

make any capital expenditures or other investments except (i) in accordance with the Party’s capital expenditure budget as of the date hereof; provided that such budget has been provided to the other Party as of the date hereof, (ii) as required to be made under any of the leases or ground leases affecting the Party’s properties, (iii) as is required by Applicable Law, (iv) for capital expenditures in the Ordinary Course of Business not to exceed $500,000 in the aggregate, or (v) for acquisitions permitted by this Section 6.1;

(p)

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except for (i) this Agreement, (ii) with respect to HARTMAN XX, the HARTMAN XIX Merger Agreement, and (iii) in connection with any acquisition permitted by Section 6.1(f); or

(q)

authorize, or enter into any Contract to do any of the foregoing.

Section 6.2

REIT Qualification. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit any Party from taking any action, at any time or from time to time, that in the reasonable judgment of the board of directors of the Party, upon advice of counsel to the Party, is reasonably necessary for HI-REIT or HARTMAN XX, as applicable, to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity-level income or excise Taxes under the Code, including making dividend or other actual, constructive or deemed distribution payments to shareholders of the Party in accordance with this Agreement or otherwise as permitted under Section 6.1(c).

Section 6.3   No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) HARTMAN XX or HARTMAN XX OP, directly or indirectly, the right to control or direct HI-REIT or any of its Subsidiary’s operations prior to the Effective Time, or (ii) HI-REIT or HI-REIT OP, directly or indirectly, the right to control or direct HARTMAN XX or any of its Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) HARTMAN XX shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (ii) HI-REIT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII – ADDITIONAL COVENANTS

Section 7.1   Preparation of the Form S-4 and the Proxy Statement; Stockholder Approvals.

(a)

As promptly as reasonably practicable following the date of this Agreement, (i) the Parties shall jointly prepare the Proxy Statement, (ii) HARTMAN XX shall use its reasonable best efforts to (with HI-REIT’s  and HARTMAN XIX’s reasonable cooperation) (1) prepare and cause to be filed with the SEC, the S-4, which will include the Proxy Statement, to register under the Securities Act the HARTMAN XX Shares to be issued in the REIT Merger (collectively, the “Registered Securities”), (2) have the Form S-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing, (3) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (4) keep the Form S-4 effective for so long as necessary to complete the REIT Merger. Each Party shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the others and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s respective counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and Proxy Statement shall include all information reasonably requested by such other Party to be included therein. HARTMAN XX shall promptly notify HI-REIT upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide HI-REIT with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise HI-REIT of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. HARTMAN XX shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each Party shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Notwithstanding any provision herein to the contrary, no amendment or supplement (including incorporation by reference) to the Proxy Statement or the Form S-4 shall be made without the approval of HARTMAN XX and the HARTMAN XX Special Committee, which approval shall not be unreasonably withheld, conditioned or delayed. HARTMAN XX shall advise HI-REIT promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Registered Securities issuable in connection with the REIT Merger for offering or sale in any jurisdiction, and HARTMAN XX shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. HARTMAN XX shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities in the REIT Merger, and HI-REIT shall furnish all information concerning HI-REIT and its stockholders as may be reasonably requested in connection with any such actions.

(b)

If, at any time prior to the Effective Time, any information relating to the Parties, or any of their respective Affiliates, should be discovered by HARTMAN XX or HI-REIT which, in the reasonable judgment of the HARTMAN XX or HI-REIT, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Applicable Law, in disseminating the information contained in such amendment or supplement to stockholders of the Parties. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of this Section 7.1, any information concerning or related to HARTMAN XX, its Affiliates or the HARTMAN XX Special Shareholder Meeting will be deemed to have been provided by HARTMAN XX, and any information concerning or related to HI-REIT, its Affiliates or the HI-REIT Special Shareholder Meeting will be deemed to have been provided by HI-REIT.

(c)

As promptly as practicable following the date of this Agreement, each of HARTMAN XX and HI-REIT shall, in accordance with Applicable Law and the terms and conditions of their respective Constituent Documents, establish a record date for, duly call, give notice of, convene and hold the HARTMAN XX Special Shareholder Meeting and the HI-REIT Special Shareholder Meeting, respectively. Each of HARTMAN XX and HI-REIT shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its respective stockholders entitled to vote at the HARTMAN XX Special Shareholder Meeting and the HI-REIT Special Shareholder Meeting, respectively, and to hold the HARTMAN XX Special Shareholder Meeting and the HI-REIT Special Shareholder Meeting, respectively, as soon as practicable after the Form S-4 is declared effective by the SEC under the Securities Act and in any case within ninety (90) days of the Form S-4 being declared effective. Each of HARTMAN XX and HI-REIT shall, through its respective board of directors, (i) recommend to its respective shareholders that they provide the Requisite HARTMAN XX Stockholder Approval and the Requisite HI-REIT Stockholder Approval, respectively, (ii) include such board recommendation in the Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Requisite HARTMAN XX Stockholder Approval and the Requisite HI-REIT Stockholder Approval, respectively, except to the extent that the HI-REIT Board shall have made an Adverse Recommendation Change as permitted by Section 7.2(a) or the HARTMAN XX Board shall have made a HARTMAN XX Board Adverse Recommendation as permitted by Section 7.2(c); provided, however, that HI-REIT’s  and HARTMAN XX’s respective obligation to duly call, give notice of, convene and hold the HI-REIT Special

Stockholders Meeting and the HARTMAN XX Special Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change or HARTMAN XX Board Adverse Recommendation. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the HARTMAN XX Special Shareholder Meeting or the HI-REIT Special Shareholder Meeting is scheduled, HARTMAN XX or HI-REIT, as applicable, has not received proxies representing a sufficient number of HARTMAN XX Shares or HI-REIT Shares, as applicable, to obtain the Requisite HARTMAN XX Stockholder Approval or Requisite HI-REIT Stockholder Approval, as applicable, or if necessary to comply with Applicable Law, whether or not a quorum is present, HARTMAN XX or HI-REIT shall have the right to make one or more successive postponements or adjournments of the applicable stockholder meeting, subject to the terms and conditions of Applicable Law and their respective Constituent Documents.

(d)

HARTMAN XX and HI-REIT will use their respective reasonable best efforts to hold the HARTMAN XX Special Shareholder Meeting and the HI-REIT Special Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 7.2    Non-Solicit; Change in Recommendation.

(a)

Subject to 7.2(b), from and after the date hereof, HI-REIT shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its or their Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than HARTMAN XX or its Representatives, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, (iv) release any Person from or fail to enforce any standstill agreement or similar obligation to HI-REIT or any of its Subsidiaries, (v) withdraw, modify or amend the HI-REIT Board Recommendation in any manner adverse to HARTMAN XX or fail to make the HI-REIT Board Recommendation or fail to include the HI-REIT Board Recommendation in the Proxy Statement, or (vi) approve, endorse or recommend any Acquisition Proposal (any event described in the preceding clause (v) or clause (vi), whether taken by the HI-REIT board of directors or a committee thereof, an “Adverse Recommendation Change”). In furtherance of the foregoing, HI-REIT shall, and shall cause (i) each of HI-REIT’s Subsidiaries and (ii) each Representative of HI-REIT and each of HI-REIT’s Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal (other than as permitted by Section 7.2(b)) and shall immediately terminate all physical and electronic data room access previously granted to any such person. HI-REIT agrees that in the event any Representative of HI-REIT or any of HI-REIT’s  Subsidiaries takes any action that, if taken by HI-REIT or a Subsidiary or HI-REIT, would constitute a material violation of this Section 7.2(a), then HI-REIT shall be deemed to be in violation of this Section 7.2(a) for all purposes of this Agreement.

(b)

At any time beginning on the date hereof and prior to receipt of the Requisite HI-REIT Stockholder Approvals, the HI-REIT Board may, upon receipt by HI-REIT of an Acquisition Proposal that constitutes a Superior Proposal, make an Adverse Recommendation Change; provided, however, that:

(i)       Such Acquisition Proposal (1) did not result from HI-REIT’s  material breach of its obligations under Section 7.2(a), and (2) the HI-REIT Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the HI-REIT Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of HI-REIT to make an Adverse Recommendation Change in response to such Acquisition Proposal would be inconsistent with the directors’ duties under Applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by HARTMAN XX pursuant to Section 7.2(b)(iii);

(ii)       HI-REIT has notified HARTMAN XX in writing that the HI-REIT Board intends to make an Adverse Recommendation Change (a “Adverse Recommendation Change Notice”); and

(iii)      during the five (5) Business Day period following HARTMAN XX’s receipt of an Adverse Recommendation Change Notice (and prior to the effecting of the Adverse Recommendation Change), HI-REIT shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if such offer is accepted, negotiate in good faith with), HARTMAN XX in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal in question ceases to be a Superior Proposal; provided, that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and HI-REIT may not make an Adverse Recommendation Change unless HI-REIT has complied with the requirements of this Section 7.2(b) with respect to each such new Acquisition Proposal including sending an Adverse Recommendation Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 7.2(b)(iii) shall be three (3) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.2(b)(iii), HARTMAN XX’s rejection of HI-REIT’s offer to negotiate pursuant to this Section 7.2(b)(iii) shall not have any bearing on HARTMAN XX’s right to terminate this Agreement pursuant to Section 9.1(e).

(c)

At any time beginning on the date hereof and prior to receipt of the Requisite HARTMAN XX Stockholder Approvals, the HARTMAN XX Board may withdraw, modify or amend the HARTMAN XX Board Recommendation or fail to make the HARTMAN XX Board Recommendation or include the HARTMAN XX Board Recommendation in the Proxy Statement (a “HARTMAN XX Adverse Recommendation Change”); provided, that the HARTMAN XX Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the HARTMAN XX Special Committee), that such HARTMAN XX Adverse Recommendation Change is in the best interests of HARTMAN XX and its stockholders.

(d)

For purposes of this Agreement:

(i)       “Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving HI-REIT or any Subsidiary of HI-REIT, (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of HI-REIT or any of HI-REIT’s  Subsidiaries representing 20% or more of the consolidated assets of HI-REIT and HI-REIT’s  Subsidiaries, taken as a whole, (c) issue, sale or other disposition by HI-REIT or any of HI-REIT’s  Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding HI-REIT Shares, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding HI-REIT Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to HI-REIT in which a third party shall acquire beneficial ownership of 20% or more of the outstanding HI-REIT Shares or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among HI-REIT and one or more of the HI-REIT’s  Subsidiaries or solely among HI-REIT’s  Subsidiaries.

(ii)       “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the HI-REIT Board (based on the recommendation of the HI-REIT Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by HARTMAN XX) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of HI-REIT (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by HARTMAN XX pursuant to Section 7.2(b)(iii)).

Section 7.4    Public Announcements. So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Applicable Law if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.

Section 7.5    Appropriate Action; Consents; Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of HI-REIT and HARTMAN XX shall and shall cause each of their respective Subsidiaries and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable, including under Applicable Law or pursuant to any Contract, to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Entity in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or non-actions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (i) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of HARTMAN XX after the Closing) or their Affiliates or (ii) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of HARTMAN XX after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses or assets.

Section 7.6    Notification of Certain Matters.

(a)

HARTMAN XX and its Representatives shall give prompt notice to HI-REIT, and HI-REIT and its Representatives shall give prompt notice to HARTMAN XX, of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)

HARTMAN XX and its Representatives shall give prompt notice to HI-REIT, and HI-REIT and its Representatives shall give prompt notice to HARTMAN XX, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall be deemed to modify the Disclosure Letters or affect the representations, warranties, covenants or agreements of the Parties (or cure any breach thereof) or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by either Party or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Article VIII or Article IX.

Section 7.7

Related Party Agreements. HI-REIT shall cause all contracts between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of HI-REIT or any of its Subsidiaries, on the one hand, and HI-REIT or any of its Subsidiaries, on the other hand, to be settled, assumed or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of HI-REIT as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between HI-REIT and/or any entities that will remain Subsidiaries of HI-REIT after the Closing.

Section 7.8

 Tax Matters.

(a)

Each Party shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. Neither Party shall take any action, or fail to take any action, that would reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)           HI-REIT shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinion of Alston & Bird LLP, and (ii) deliver to  Alston & Bird LLP any tax representation letters, dated as of the Closing Date and signed by an officer of HI-REIT and HI-REIT OP, containing representations of HI-REIT and HI-REIT OP reasonably necessary or appropriate to enable Alston & Bird LLP to render the tax opinion described in Section 8.3(d).

(c)           HARTMAN XX shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Alston & Bird LLP and (ii) deliver to Alston & Bird LLP any tax representation letters, dated as of the Closing Date and signed by an officer of HARTMAN XX and HARTMAN XX OP, containing representations of HARTMAN XX and HARTMAN XX OP reasonably necessary or appropriate to enable Alston & Bird LLP to render the tax opinion described in Section 8.2(d).

(d)          Each Party shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.9  HARTMAN XX Board. The HARTMAN XX Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Effective Time, to increase the number of directors comprising the HARTMAN XX Board from three (3) to five (5) directors, four (4) of which directors are to be “independent directors” as defined in the HARTMAN XX Charter, and to cause the individuals set forth on Section 7.9 of the HI-REIT Disclosure Letter (the “HI-REIT Designees”) to be elected to the HARTMAN XX Board to fill the vacancies on the HARTMAN XX Board resulting from such increase in the size of the HARTMAN XX Board effective as of the Effective Time. If a HI-REIT Designee is not able or willing to serve on the HARTMAN XX Board as of the Effective Time, HI-REIT shall select, within a reasonable period of time prior to the Effective Time, a replacement, and the HARTMAN XX Board shall elect such replacement as a member of the HARTMAN XX Board as of the Effective Time.

Section 7.10  Access to Information; Confidentiality.

(a)

During the period from the date of this Agreement to and including the Effective Time, each of HI-REIT and HARTMAN XX will (and will cause each of its Subsidiaries to) permit Representatives of the other Party (including legal counsel and accountants) to have reasonable access during normal business hours and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the other Party and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the other Party and each of its Subsidiaries. No investigation under this Section 7.10(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement.

(b)

Each Party will treat and hold as such any material, non-public information (“Confidential Information”) it receives from the other Party or any of its Subsidiaries in the course of its due diligence, the negotiation of this Agreement and the access contemplated by Section 7.10(a), will not disseminate, disclose or use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof that are in its possession.

Section 7.11 HARTMAN XX Share Redemption Plan. If, after the Closing, HARTMAN XX’s existing share redemption program (“SRP”) remains in place, former HI-REIT shareholders who receive shares of HARTMAN XX Common Stock in the REIT Merger will be eligible to participate in the SRP, subject to the terms and conditions of the SRP. For purposes of participation in the SRP, former HI-REIT shareholders shall be deemed to have acquired their shares of HARTMAN XX Common Stock on the original date of the issuance of their cancelled and exchanged HI-REIT Shares at the same price that they paid to HI-REIT for such HI-REIT Shares (as adjusted for the Conversion Ratios).

Section 7.12  Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Constituent documents of the Parties on the Mergers and the other transactions contemplated by this Agreement.

ARTICLE VIII—CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1

Conditions to Each Party’s Obligation. The respective obligations of each Party to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by each of the Parties at or prior to the Effective Time of the following conditions:

(a)

Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Entity necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)

Stockholder Approvals. The Requisite HARTMAN XX Stockholder Approvals and the Requisite HI-REIT Stockholder Approvals shall have been obtained in accordance with Applicable Law and the Constituent Documents of HARTMAN XX and HI-REIT.

(c)

No Injunctions or Restraints. No judgment or order issued by any Governmental Entity of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d)

Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(e)

HARTMAN XIX Merger. (i) The HARTMAN XIX Merger Agreement shall have been fully executed and delivered by all parties thereto, (ii) all of the respective conditions of HARTMAN XX, HARTMAN XIX and any other parties to the HARTMAN XIX Merger Agreement to effect the HARTMAN XIX Merger and to consummate the other transactions contemplated by the HARTMAN XIX Merger Agreement, as set forth in the HARTMAN XIX Merger Agreement, shall have been fully satisfied or waived pursuant to the terms of the HARTMAN XIX Merger Agreement, and (iii) the HARTMAN XIX Merger shall have closed prior to, or on the Closing Date, it being understood that HARTMAN XX, HI-REIT, HARTMAN XIX and their respective Subsidiaries, Affiliates and Representatives shall work together to cause the Mergers and the HARTMAN XIX Merger to be consummated on the same day.

Section 8.2 Conditions to Obligations of the HARTMAN XX Parties. The obligations of the HARTMAN XX Parties to effect the Mergers and consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the HARTMAN XX Parties at or prior to the Effective Time, of the following additional conditions:

(a)

Representations and Warranties. The representations and warranties of the HI-REIT Parties set forth in Article III shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date; provided, that any representations and warranties that are made as of a specific date shall be true and correct only on and as of such date; provided, further, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written) shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date.

(b)

Performance of Covenants and Obligations. The HI-REIT parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Effective Time.

(c)

Delivery of Certificate. HI-REIT shall have delivered to HARTMAN XX a certificate to the effect that each of the conditions specified above in Sections 8.2(a) and 8.2(b) are satisfied in all respects;

(d)

Section 368 Opinion. HARTMAN XX shall have received a written opinion of Alston & Bird LLP, or other counsel to HARTMAN XX, dated as of the Closing Date and in form and substance reasonably satisfactory to HARTMAN XX, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.8.

     Section 8.3

Conditions to The Obligations of the HI-REIT Parties. The obligation of the HI-REIT Parties to effect the Mergers and consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the HI-REIT Parties at or prior to the Effective Time of the following additional conditions:

(a)

Representations and Warranties. The representations and warranties of the HARTMAN XX Parties set forth in Article IV shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date; provided, that any representations and warranties that are made as of a specific date shall be true and correct only on and as of such date; provided, further, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written) shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date.

(b)

Performance of Covenants and Obligations. The HARTMAN XX Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Effective Time.

(c)

Delivery of Certificate. HARTMAN XX shall have delivered to HI-REIT a certificate to the effect that each of the conditions specified above in Sections 8.3(a) and 8.3(b) have been satisfied.

(d)

Section 368 Opinion. HI-REIT shall have received a written opinion of Alston & Bird LLP, or other counsel to HI-REIT reasonably satisfactory to HARTMAN XX, dated as of the Closing Date and in form and substance reasonably satisfactory to HI-REIT, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.8.

(e)

Board Designees. The HI-REIT Designees shall have been appointed to the HARTMAN XX Board effective as of the Effective Time.

ARTICLE IX—TERMINATION

Section 9.1

Termination of Agreement. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Requisite HARTMAN XX Stockholder Approvals or the Requisite HI-REIT Stockholder Approvals:

(a)

by mutual written consent of the Parties, acting with the prior approval of their respective boards of directors;

(b)

by either Party if any Governmental Entity of competent jurisdiction shall have issued a judgment or order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such judgement or order shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the issuance of such final, non-appealable judgment or order was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c)

by either Party if the Requisite HARTMAN XX Stockholder Approvals or Requisite HI-REIT Stockholder Approvals shall not have been obtained at the stockholder meetings duly convened therefor or at any adjournment or postponement thereof at which a vote on the Mergers and the other matters set forth in the Proxy Statement was taken; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the failure to receive the requisite stockholder approvals was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(d)

by either Party if the Closing shall not have occurred on or before on or before December 31, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party if the failure of such Party to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;

(e)

by HARTMAN XX upon written notice to HI-REIT in the event that (i) at any time prior to the REIT Merger Effective Time, HI-REIT has breached or failed to perform any of its any representations,

warranties, covenants or agreements contained in this Agreement, which breach or failure to perform, individually or in the aggregate, (1) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (2) cannot be cured or waived on or before the Outside Date or, if curable, has continued without cure for a period of thirty (30) days after the notice of such breach, or (ii) at any time prior to the Requisite HI-REIT Stockholder Approvals, the HI-REIT Board has effected an Adverse Recommendation Change pursuant to Section 7.2(b); or

(f)

by HI-REIT by giving written notice to HARTMAN XX in the event that (i) at any time prior to the REIT Merger Effective Time HARTMAN XX has breached or failed to perform any of its any representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, (1) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (2) cannot be cured or waived on or before the Outside Date or, if curable, has continued without cure for a period of thirty (30) days after the notice of such breach, or (ii) the HI-REIT Board shall have effected an Adverse Recommendation Change pursuant to Section 7.2(b).

     Section 9.2

Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, this Agreement shall forthwith become void and have no effect and all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (a) the provisions of Section 7.10(b), this Section 9.2 and Article X shall survive any such termination and (b) no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful material breach of any of its covenants, obligations or agreements set forth in this Agreement.

ARTICLE X—GENERAL PROVISIONS

Section 10.1 Non-survival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the REIT Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the REIT Merger Effective Time.

Section 10.2

 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article II concerning issuance of the HARTMAN XX Shares are intended for the benefit of HI-REIT Stockholders.

Section 10.3

Entire Agreement. This Agreement (including any Exhibits and Schedules hereto the and the HARTMAN XX Disclosure Letter and the HI-REIT Disclosure Letter) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.4

Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all other Parties.

Section 10.5

 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.

Section 10.6

Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given (i) when delivered personally to the recipient, (ii) after being sent to the recipient by reputable overnight courier service (charges prepaid, providing proof of delivery), or (iii) after being sent to the recipient by facsimile transmission or electronic mail (providing confirmation of transmission), as set forth below:

If to HI-REIT:

Hartman Income REIT, Inc.

2909 Hillcroft, Suite 420

Houston, TX 77057

Attn: Allen R. Hartman, President

E-mail: ahartman@hi-reit.com

with copies (which shall not constitute notice) to:

Hartman Income REIT, Inc.

2909 Hillcroft, Suite 420

Houston, TX 77057

Attn: Mark T. Torok, General Counsel

E-mail:

mtorok@hi-reit.com

If to HARTMAN XX:

Hartman Short Term Income Properties XX, Inc.

2909 Hillcroft, Suite 420

Houston, TX 77057

Attn: Allen R. Hartman, President

E-mail: AHartman@hi-reit.com

with copies (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attn: Aaron C. Hendricson

E-mail: aaron.hendricson@alston.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 10.7

Governing Law. This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

Section 10.8

Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the REIT Merger Effective Time with the prior authorization of their respective boards of directors; provided, however, that after the Requisite HARTMAN XX Stockholder Approvals and Requisite HI-REIT Stockholder Approvals have been obtained, there shall not be any amendment or change (i) which by Applicable Law requires the further approval of the Stockholders of HI-REIT or HARTMAN XX without such further approval of such Stockholders or (ii) not permitted under Applicable Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

Section 10.9

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance here from so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and section headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).

Section 10.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY AGREES THAT IT WILL NOT, IN CONNECTION WITH ANY SUIT, COMPLAINT, CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM, ANSWER, OR OTHER PLEADING OR PAPER ANCILLARY THERETO, DEMAND OR REQUEST A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND FURTHER AGREES THAT ANY SUCH DEMAND OR REQUEST WOULD BE VOID AB INITIO AND INVALID, REGARDLESS OF WHICH PARTY MAY HAVE INITIATED SUCH DEMAND OR REQUEST. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Hartman Short Term Income Properties XX, Inc.

 By:       /s/ Allen R. Hartman

 Name:

Allen R. Hartman

 Title:

President and CEO

Hartman Income REIT, Inc.

 By:   /s/ Allen R. Hartman

 Name:

Allen R. Hartman

 Title:

President and CEO

HARTMAN XX Limited Partnership

By: Hartman XX REIT GP, LLC, not in its individual capacity but solely as general partner

By:   /s/ Allen R. Hartman

Name:

Allen R. Hartman

Title:

Manager

Hartman Income REIT Operating Partnership, L.P.

By: Hartman Income REIT Management, LLC, not in its individual capacity but solely as managing general partner

By:   /s/ Allen R. Hartman

Name:

Allen R. Hartman

Title:

Manager

HI-REIT DISCLOSURE LETTER

Section 3.1(b) HI-REIT’s Subsidiaries and jurisdictions of incorporation or organization

Hartman Income REIT, Inc. (MD)	Percentage Owned by HI-REIT
Hartman Income REIT Operating Partnership LP (DE)	90.41%
Hartman Income REIT Property Holdings LLC (DE)	100% owned by HI-REIT OP
Hartman Garden Oaks Acquisitions LLC (TX)	100% owned by HI-REIT OP
Hartman Income REIT Management, LLC (TX)	100% owned by Hartman Income REIT Management Inc.
Hartman Income REIT Management Inc. (DE)	100%
Hartman OP Holdings LLC (TX)	100%
Hartman Securities, Inc. (TX)	100%
Hartman Real Assets Securities, Inc. (TX)	100%
Texan REIT Manager LLC (TX)	100%
Hartman Advisors, LLC	30%
Hartman XXI Advisors, LLC (TX)	Owned 100% by Hartman Advisors, LLC
Hartman vREIT XXI SLP, LLC (TX)	Owned 100% by Hartman Advisors LLC
Hartman Signatory Trustee (DE)	100%
Hartman North Freeway Retail Holdings, LLC (DE)	100%
Hartman North Freeway Retail Leasco, LLC (DE)	100%
Hartman Retail II Leasco, LLC (DE)	100% owned by Hartman Income REIT Management, Inc.
Hartman Retail II Holding Company (DE)	100% owned by Hartman Income REIT Management, Inc.
Hartman Retail II Signatory Trustee, LLC (DE)	100% owned by Hartman Income REIT Management, Inc.

Section 3.2 Issued and Outstanding Stock of HI-REIT

[Shareholder information omitted for privacy considerations]

Section 3.10 Properties owned by HI-REIT or its subsidiaries

Property Name (Owning subsidiary)	Location
Retail:
One Mason SC (Hartman Income REIT Property Holdings LLC)	Houston, TX
Chelsea Square SC (HI-REIT OP)	Houston, TX
Walzem Plaza SC (Hartman Income REIT Property Holdings LLC)	San Antonio, TX
Mission Center SC (HI-REIT OP)	Houston, TX
Garden Oaks SC (Hartman Garden Oaks Acquisitions LLC )	Houston, TX
Northeast Square SC (HI-REIT OP)	Houston, TX

Office:
Tower Pavilion (Hartman Income REIT Property Holdings LLC)	Houston, TX
The Preserve (Hartman Income REIT Property Holdings LLC)	Houston, TX
Westheimer Central (Hartman Income REIT Property Holdings LLC)	Houston, TX
11811 N. Freeway (Hartman Income REIT Property Holdings LLC)	Houston, TX
Atrium I (Hartman Income REIT Property Holdings LLC)	Houston, TX
Atrium II (Hartman Income REIT Property Holdings LLC)	Houston, TX
North Central Plaza (Hartman Income REIT Property Holdings LLC)	Dallas, TX
3100 Timmons (Hartman Income REIT Property Holdings LLC)	Houston, TX
Regency Square (HI-REIT OP)	Houston, TX

Industrial/Flex:
Quitman (HI-REIT OP)	Houston, TX
Central Park (Hartman Income REIT Property Holdings LLC)	Dallas, TX
Skyway (HI-REIT OP)	Dallas, TX
Spring Valley (HI-REIT OP)	Dallas, TX

HARTMAN XX DISCLOSURE LETTER

Section 4.1(b) HARTMAN XX’s Subsidiaries jurisdictions of incorporation or organization

Hartman Short Term Income Properties XX, Inc. (MD)	Percentage owned by HARTMAN XX
Hartman XX Limited Partnership (TX)	99.90%
Hartman XX REIT GP LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman CMRB Holdings LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman Richardson Heights LLC (TX)	100% owned indirectly by Hartman XX Limited Partnership
Hartman Cooper Street Plaza LLC (TX)	100% owned indirectly by Hartman XX Limited Partnership
Hartman Bent Tree Green LLC (TX)	100% owned indirectly by Hartman XX Limited Partnership
Hartman Mitchelldale LLC (TX)	100% owned indirectly by Hartman XX Limited Partnership
Hartman Gulf Plaza LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman Parkway LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman Energy LLC (DE)	100% owned by Hartman XX Limited Partnership
Hartman Highway 6 LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman Hillcrest, LLC TX)	100% owned by Hartman XX Limited Partnership
Hartman 400 Northbelt, LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman Ashford Crossing LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman Corporate Park, LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman Skymark Tower, LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman One Technology LLC (TX)	100% owned by Hartman XX Limited Partnership
Hartman Westway One, LLC (TX)	54.33% owned by Hartman XX Limited Partnership
Hartman Three Forest Plaza, LLC (TX)	Joint Venture with Hartman vREIT XXI, Inc. which has the right to purchase up to 28% of the LLC
Hartman TRS, Inc. (TX)	100%

Section 4.10 Properties owned by Hartman XX or its subsidiaries

Property (Owning Subsidiary)
Retail:
Richardson Heights (Hartman Richardson Heights LLC)	Richardson TX
Cooper Street (Hartman Cooper Street Plaza LLC)	Arlington TX

Office:
Bent Tree Green (Hartman Bent Tree Green LLC)	Dallas TX
Parkway I & II (Hartman Parkway LLC)	Dallas TX
Gulf Plaza (Hartman Gulf Plaza LLC)	Houston TX
Energy Plaza (Hartman Energy LLC)	San Antonio TX
Timbercreek (Hartman Highway 6 LLC)	Houston TX
Copperfield (Hartman Highway 6 LLC)	Houston TX
400 North Belt (Hartman 400 Northbelt, LLC)	Dallas TX
Hillcrest (Hartman Hillcrest, LLC)	Houston TX
Skymark (Hartman Skymark Tower, LLC)	San Antonio TX
Corporate Park (Hartman Corporate Park, LLC)	Houston TX
Ashford Crossing (Hartman Ashford Crossing LLC)	Houston TX
One Technology (Hartman One Technology LLC)	San Antonio TX
Westway One (Hartman Westway One, LLC)	Irving TX
Three Forest Plaza (Hartman Three Forest Plaza, LLC)	Dallas, TX

Industrial:
Mitchelldale (Hartman Mitchelldale LLC)	Houston TX